EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 1, 2017, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 14, 2016 (the “merger agreement”), by and between Regency Centers Corporation (the “Parent Company”) and Equity One, Inc. (“Equity One”), Equity One merged with and into the Parent Company (the “merger”), with the Parent Company continuing as the surviving corporation.

The Parent Company is a real estate investment trust (“REIT”) and is the general partner of Regency Centers, L.P. (the “Operating Partnership” or “Regency”). The Parent Company engages in the ownership, management, leasing, acquisition, and development of retail shopping centers through the Operating Partnership, and has no other assets or liabilities other than through its investment in the Operating Partnership and as acquired in connection with the merger. The Parent Company guarantees all of the unsecured debt of the Operating Partnership. The Operating Partnership’s capital includes general and limited common Partnership Units. As of December 31, 2016, the Parent Company owned approximately 99.9% of the outstanding common Partnership Units of the Operating Partnership with the remaining limited Partnership Units held by third parties (“Exchangeable operating partnership units” or “EOP units”). Net income and distributions of the Operating Partnership are allocable to the general and limited common Partnership Units in accordance with their ownership percentages.

At the effective time of the merger, each share of Equity One common stock, par value $0.01 per share (the “Equity One common stock”), issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by the Parent Company or Equity One and in each case not held on behalf of third parties) was converted into the right to receive 0.45 (the “exchange ratio”) of a newly issued share of Parent Company common stock, par value $0.01 per share (the “Parent Company common stock”). No fractional shares of Parent Company common stock were issued in the merger, and Equity One stockholders became entitled to receive cash in lieu of any fractional shares in accordance with the merger agreement.

The following unaudited pro forma condensed combined financial statements as of December 31, 2016 and for the year then ended have been prepared (i) as if the merger occurred on December 31, 2016 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the merger occurred on January 1, 2016 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016.

The fair value of assets acquired and liabilities assumed as a result of the merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity issued in connection with the merger and the assignment of fair value to assets and liabilities of Equity One has not been finalized and is subject to change. The amount of the equity issued in connection with the merger was based on the number of Equity One shares outstanding immediately prior to the effective time of the merger, converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed was based on the actual net tangible and intangible assets and liabilities of Equity One that existed at the effective time of the merger.

Actual amounts recorded in connection with the merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon completion of the final valuation, and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Regency considers to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Regency’s actual financial position had the merger occurred on December 31, 2016; (2) represent the results of Regency’s operations that would have actually occurred had the merger occurred on January 1, 2016; or (3) project Regency’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2016 to December 31, 2016, Regency and Equity One acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 does not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2016. In addition, the pro forma financial statements include the balances and operations associated with properties that were expected to sell prior to the effective time of the merger, but for which no factually supportable evidence exists for pro forma adjustments to reflect sales of such properties.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, (i) the consolidated financial statements of Regency and accompanying notes thereto included in Regency’s annual report filed on Form 10-K for the year ended December 31, 2016, (ii) the consolidated financial statements of Equity One and accompanying notes thereto included in Equity One’s annual report filed on Form 10-K for the year ended December 31, 2016, and

(iii) the accompanying notes to the unaudited pro forma condensed combined financial statements. In Regency’s opinion, all adjustments necessary to reflect the merger with Equity One, and the issuance of the Parent Company’s shares of common stock have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2016

(in thousands, except share data)

	Regency Centers, L.P. Historical (1)	Equity One Historical (1)	Pro Forma Adjustments	Note 2	Regency Centers, L.P. Pro Forma

Assets
Real estate investments at cost:
Land, including amounts held for future development	$1,660,424	1,580,076	1,148,017	A	4,388,517
Buildings and improvements	3,092,197	1,947,214	1,218,026	A	6,257,437
Properties in development	180,878	124,031	(10,344)	A	294,565

	4,933,499	3,651,321	2,355,699	A	10,940,519
Less: accumulated depreciation	1,124,391	493,162	(493,162)	A	1,124,391

	3,809,108	3,158,159	2,848,861		9,816,128
Properties held for sale	-	32,630	-	A	32,630
Investments in real estate partnerships	296,699	61,796	44,120	B	402,615

Net real estate investments	4,105,807	3,252,585	2,892,981		10,251,373
Cash and cash equivalents	13,256	16,650	(5,860)	C	24,046
Restricted cash	4,623	1,495	-		6,118
Tenant receivables, net	111,722	45,305	(33,606)	D	123,421
Deferred leasing costs, less accumulated amortization	69,000	44,039	(44,039)	E	69,000
Acquired lease intangible assets, less accumulated amortization	118,831	101,867	310,793	A	531,491
Trading securities held in trust, at fair value	28,588	-	-		28,588
Goodwill	-	5,719	(5,719)	F	-
Other assets	37,079	26,944	(7,409)	G	56,614

Total assets	$4,488,906	3,494,604	3,107,141		11,090,651

Liabilities and Equity
Liabilities:
Mortgage notes payable	$467,094	255,646	-		722,740
Unsecured senior notes payable	900,000	500,000	250,000	H	1,650,000
Term loans	265,000	550,000	(250,000)	H	565,000
Unsecured credit facilities	15,000	118,000	-		133,000

	1,647,094	1,423,646	-		3,070,740
Unamortized debt issuance costs and premium/discount on notes payable, net	(4,674)	(8,008)	12,755	H	73

Total notes payable	1,642,420	1,415,638	12,755	H	3,070,813
Accounts payable and other liabilities	138,936	66,357	112,493	I	317,786
Acquired lease intangible liabilities, less accumulated accretion	54,180	151,761	444,400	A	650,341
Tenants’ security, escrow deposits and prepaid rent	28,868	20,561	-		49,429

Total liabilities	1,864,404	1,654,317	569,648		4,088,369
Commitments and contingencies	-	-	-		-
Capital:
Partners’ capital:
Preferred units of general partner	325,000	-	-		325,000
General partners	2,284,647	1,844,500	2,533,280	J	6,662,427
Limited partners	(1,967)	-	-		(1,967)
Accumulated other comprehensive loss	(18,346)	(4,213)	4,213	K	(18,346)

Total partners’ capital	2,589,334	1,840,287	2,537,493		6,967,114
Noncontrolling interests:
Limited partners’ interests in consolidated partnerships	35,168	-	-		35,168

Total capital	2,624,502	1,840,287	2,537,493		7,002,282

Total liabilities and capital	$4,488,906	3,494,604	3,107,141		11,090,651

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands, except share data)

	Regency Centers, L.P. Historical (1)	Equity One Historical (1)	Pro Forma Adjustments	Note 3	Regency Centers, L.P. Pro Forma

Revenues:
Minimum rent	$444,305	287,487	31,193	a	762,985
Percentage rent	4,128	5,126	-		9,254
Recoveries from tenants and other income	140,611	81,585	-		222,196
Management, transaction, and other fees	25,327	1,140	-		26,467

Total revenues	614,371	375,338	31,193		1,020,902
Operating expenses:
Depreciation and amortization	162,327	106,017	93,449	b	361,793
Operating and maintenance	95,022	59,893	-		154,915
General and administrative	65,327	27,473	-		92,800
Real estate taxes	66,395	43,041	-		109,436
Other operating expenses	14,081	5,505	(12,044)	c	7,542

Total operating expenses	403,152	241,929	81,405		726,486
Other expense (income):
Interest expense, net	90,712	48,603	689	d	140,004
Provision for impairment	4,200	3,121	-		7,321
Early extinguishment of debt	14,240	14,650	-		28,890
Net investment (income) loss	(1,672)	(909)	-		(2,581)
Loss on derivative instruments	40,586	-	-		40,586

Total other expense	148,066	65,465	689		214,220

Income (loss) from operations before equity in income of investments in real estate partnerships	63,153	67,944	(50,901)		80,196
Equity in income of investments in real estate partnerships	56,518	2,711	(1,117)	e	58,112
Income tax expense (benefit) of taxable REIT subsidiaries	-	1,485	(627)	f	858

Income from operations	119,671	69,170	(51,391)		137,450
Gain on sale of real estate, net of tax	47,321	3,670	-		50,991

Net income	166,992	72,840	(51,391)		188,441
Limited partners’ interests in consolidated partnerships	(1,813)	-	-		(1,813)

Net income attributable to the Partnership	165,179	72,840	(51,391)		186,628
Preferred unit distributions	(21,062)	-	-		(21,062)

Net income attributable to common unit holders	$144,117	72,840	(51,391)		165,566

Income per common unit - basic	$1.43	0.51			1.00

Income per common unit - diluted	$1.42	0.51			0.99

Weighted average units - basic	101,017	142,492		g	166,388

Weighted average units - diluted	101,439	143,167		g	166,810

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands unless otherwise noted)

Note 1: Overview

For purposes of the unaudited pro forma condensed combined financial statements (the ‘pro forma financial statements”), Regency has assumed a total purchase price for the merger of approximately $4.5 billion, which consists primarily of shares of Parent Company common stock issued in exchange for shares of Equity One common stock, plus $6.0 million of cash consideration. The total purchase price was calculated based on the closing price of the Parent Company’s common stock on March 1, 2017, which was $68.40. At the effective time of the merger, each share of Equity One common stock, issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by the Parent Company or Equity One and in each case not held on behalf of third parties) was converted into 0.45 of a share of newly issued shares of Parent Company common stock, resulting in the issuance of approximately 65.4 million Parent Company common shares, determined as follows (shares in thousands):

Equity One common stock outstanding as of March 1, 2017	144,623
Equity One share based awards exchanged	647

Total Equity One shares converted to Parent Company common stock	145,270
Exchange rate	0.45

Parent Company common stock issued	65,372

The pro forma financial statements have been prepared using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with the Parent Company as the acquiring entity. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Equity One based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Equity One’s financial statement presentation to that of Regency. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Equity One to those of Regency due to limitations on the availability of information currently available or known.

The pro forma adjustments represent Regency’s management’s estimates based on information currently available and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, closing the merger are not included in the pro forma statement of operations.

The pro forma statement of operations for the year ended December 31, 2016 combine the historical condensed combined statement of operations of Regency and Equity One, giving effect to the merger as if it had been consummated on January 1, 2016, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of Regency and the historical consolidated balance sheet of Equity One as of December 31, 2016, giving effect to the merger as if it had been consummated on December 31, 2016.

Purchase Price

The total purchase price of approximately $4.5 billion was determined based on the number of Equity One’s shares of common stock as of March 1, 2017. For purposes of the pro forma financial statements, such shares of common stock are assumed to be outstanding as of the pro forma closing date of December 31, 2016. The stock price used for the total purchase price is the closing price of the Parent Company’s common stock on March 1, 2017 ($68.40 per share), the closing date of the merger.

The total purchase price described above has been allocated to Equity One’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the merger was completed on the pro forma balance sheet date presented. The assignment of fair values to Equity One assets acquired and liabilities assumed has not been finalized. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming Equity One’s accounting policies to those of Regency’s, could differ materially from the pro forma adjustments presented herein. The total purchase price of Equity One (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis:

Land	$	2,728,093
Building and improvements		3,165,240
Properties in development		113,687
Properties held for sale		32,630
Investments in unconsolidated real estate partnerships		105,916

Real estate assets		6,145,566
Cash, accounts receivable and other assets		49,379
Intangible assets		412,660
Notes payable		(1,433,891)
Accounts payable, other liabilities and tenant security deposits and prepaid rent		(100,290)
Intangible liabilities		(596,161)

Total purchase price	$	4,477,263

Note 2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2016 reflects the following adjustments:

A. Tangible and Intangible Real Estate Assets and Liabilities

The real estate assets acquired and liabilities assumed in connection with the merger are reflected in the unaudited pro forma condensed combined balance sheet of Regency at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Regency with assistance of a third party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market leases, and value of acquired in-place leases.

The adjustments reflected in the unaudited condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Regency in connection with the merger, and Equity One’s historical balances, which are presented as follows:

		Fair Market Value	Equity One Historical	Adjustments as a Result of Merger
Land	$	2,728,093	1,580,076	1,148,017
Buildings and improvements		3,165,240	1,947,214	1,218,026
Properties in development		113,687	124,031	(10,344)
Intangible assets, net		412,660	101,867	310,793
Intangible liabilities, net		596,161	151,761	444,400

Regency’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building, and improvements. In addition, Regency determines the estimated fair value of identifiable intangible assets and liabilities, considering the following categories: (i) value of in-place leases, and (ii) above- and below-market value of in-place leases.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during the assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable. Regency does not assign value to customer relationship intangibles if it has pre-existing business relationships with the major retailers at the acquired property since they do not provide incremental value over Regency’s existing relationships.

Equity One’s historical accumulated depreciation is eliminated since the assets are presented at estimated fair value.

B. Investment in Real Estate Partnerships

Represents the difference between the preliminary fair market value of Equity One’s real estate partnerships, acquired by Regency in connection with the merger, and Equity One’s historical value as of December 31, 2016 (for more information, see note A on preliminary fair market values of properties acquired in the merger). A fair market value adjustment for debt held by the joint ventures is included. The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

C. Cash

The adjustment to cash represents the cash consideration paid at the effective time of the merger, as discussed further in Note 1.

D. Tenant Receivables, net

Tenant receivables include straight line rent receivable. Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the merger will commence at the effective time of the merger; therefore the balance of straight line rent included on Equity One’s historical balance sheet has been eliminated.

E. Deferred Leasing Costs, net

Deferred leasing costs, net, represent direct salaries, third-party fees and other costs incurred by Equity One to originate a lease which were capitalized and amortized against the respective leases using the straight-line method over the term of the related lease. The value to Regency of in-place leases is considered an intangible asset and included in the purchase price allocation above, see note A. As such, the net carrying value of Equity One’s deferred leasing costs has been eliminated.

F. Goodwill

Equity One had $5.7 million of goodwill in its historical balance sheet from prior business combinations, which has been eliminated.

The allocation of the purchase price has been performed on a preliminary basis and will not be finalized until several months following closing of the merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change.

G. Other Assets

Unamortized debt issuance costs of $5.3 million were included within other assets in Equity One’s historical balance sheet related to the unsecured revolving credit facility, which was paid in full by Regency upon acquisition. As such, the historical unamortized debt issuance costs have been eliminated.

The carrying value of the net deferred tax assets decreased by $1.9 million from the fair market value adjustments related to real estate assets. Additionally, the $0.2 million fair value of one of Equity One’s interest rate swaps on their term loan, which was not assumed, was eliminated.

H. Notes Payable

Regency assumed Equity One’s unsecured senior notes payable and mortgage notes payable. These notes payable assumed by Regency have been adjusted by $10.3 million, to reflect the estimated fair value at December 31, 2016.

The balance outstanding on Equity One’s unsecured revolving credit facility was repaid with funds from Regency’s unsecured line of credit. Additionally, the balance on Equity One’s $250 million and $300 million term loans were also repaid at closing from a new ten-year unsecured debt offering and a new term loan, respectively.

Debt issuance costs and debt premium / discounts of $8.0 million were included within notes payable, within Equity One’s historical balance sheet. Since the notes payable assumed in the merger are presented at fair value, the historical unamortized debt issuance costs and debt premium / discount have been eliminated, and new costs of $5.5 million to assume the debt have been recognized.

I. Accounts Payable and Accrued Expenses

Represents the following pro forma adjustments:

As of December 31, 2016
Non-recurring transaction costs	$93,623
Accrue debt issuance costs	5,498
Adjust deferred tax liabilities for fair value of real estate acquired	14,522
Eliminate Equity One’s interest rate swap on term loan not assumed	(1,150)

Pro forma adjustments to Accounts payable and other liabilities	$112,493

The non-recurring transaction costs include those estimated remaining transaction costs to be paid by Regency or Equity One directly attributable to the merger. These remaining transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $93.6 million and will impact the results of operations and be recognized when incurred. These are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred with the merger. Such costs are non-recurring in nature and directly related to the merger and, therefore, are reflected as a reduction to equity and not included in the unaudited pro forma condensed combined statement of operations.

J. General Partners’ Capital

Represents the issuance of shares of Parent Company common stock with a par value of $0.01 per share and a market value of $68.40 per share as of March 1, 2017, the effective date of the merger, and the date that Equity One common stock converted to Parent Company common stock, at a conversion ratio of 0.45 to 1.0, to holders of Equity One common stock at the effective time of the merger.

As of December 31, 2016
Outstanding shares of Equity One common stock (in 000s)	$144,623
Equity One equity-based awards converted into Equity One common stock (in 000s)	647

Outstanding shares of Equity One common stock (in 000s)	145,270

Exchange Ratio	0.45

Regency partnership units issued – pro forma basis (in 000s)	65,372
Regency par value per unit	$0.01

Par value of Regency partnership units issued – pro forma basis (in 000s)	$654
Par value of Equity One common stock – historical basis (in 000s)	$(1,449)

Pro forma adjustment to general partner capital (in 000s)	$(795)

Regency partnership units issued – pro forma basis (in 000s)	65,372
Additional paid-in capital per share ($68.40 per shares less $0.01 par value per share)	$68.39

Additional paid-in capital Regency partnership units issued – pro forma basis (in 000s)	$4,470,749
Equity One additional paid-in capital – historical basis (in 000s)	$(2,304,395)

Pro forma adjustments to additional paid-in capital (in 000s)	$2,166,354

Elimination of Equity One’s historic accumulated deficit (in 000s)	$461,344
Accrual of transaction costs (in 000s)	(93,623)

Pro forma adjustments to general partner capital (in 000s)	367,721

Total pro forma adjustments to general partner capital (in 000s)	$2,533,280

The amount of Equity One common stock converted to Parent Company common stock is preliminary based on estimated shares outstanding and converted at the closing date and are subject to adjustment as final share counts are reconciled.

The adjustment also includes the elimination of Equity One’s accumulated deficit of $461.3 million as of December 31, 2016 and an adjustment of $93.6 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the merger that have not yet been expensed in the historical statement of operations or accrued in the historical balance sheets used as the starting point for the pro forma financial statements (for more information, see note 2. I).

K. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss (“AOCL”) included in Equity One’s historical balance sheet represents the effective portion of their interest rate swaps. Equity One’s historical balances in AOCL are eliminated upon acquisition. The Parent Company terminated Equity One’s interest rate swaps on the term loan at the closing of the merger.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016

The historical amounts include Regency’s and Equity One’s actual operating results for the periods presented. The pro forma adjustments to historical amounts are presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016, based on the March 1, 2017 effective date of the merger. The following are the explanations for the adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016:

Merger Adjustments

a. Minimum Rent

The historical minimum rent for Regency and Equity One represent contractual, straight-line rents and amortization of above and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statement of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the merger had occurred on January 1, 2016. The above and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from three to 20 years.

The following table summarizes the adjustments made to minimum rent for the real estate properties acquired as part of the merger for the year ended December 31, 2016:

Year Ended December 31, 2016
Pro forma straight-line rent	$16,239
Pro forma (above)/below market rent	33,233
Elimination of Equity One’s straight line rent	(4,840)
Elimination of Equity One’s (above) below market rent	(13,439)

Total	$31,193

b. Depreciation and Amortization Expense

Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statement of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Regency uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statement of operations, the useful life for buildings is 40 years; the useful life for site improvements is 15 years; and the general range of remaining contractual, in-place lease terms is three to nine years. As Regency would have commenced depreciation and amortization on January 1, 2016, the assumed acquisition date for the pro forma condensed combined statement of operations, the depreciation and amortization expense included in the Equity One historical financial statements has been reversed so as to reflect the depreciation and amortization that Regency would have recorded.

The following table summarizes pro forma depreciation and amortization by asset category for the properties acquired in the merger that would have been recorded for the year ended December 31, 2016 less the reversal of depreciation and amortization included in Equity One’s historical financial statements:

Year Ended December 31, 2016
Building and improvements	$79,471
In-place leases	119,995
Less: Equity One historical depreciation and amortization	(106,017)

Total	$93,449

c. Other Operating Expenses

        Represents the elimination of merger related transaction costs, which are considered non-recurring in nature and directly related to the merger.

d. Interest Expense

The adjustments to interest expense related to the merger represent the (1) change in interest expense attributable to repayment of Equity One’s unsecured revolving credit facility with proceeds from Regency’s unsecured line of credit and the repayment of both of Equity One’s term loans with proceeds from a new term loan and new ten-year unsecured borrowings by Regency, (2) amortization of deferred financing costs related to the issuance of new debt or assumption of Equity One’s debt, (3) amortization of above-market debt values created by marking the assumed Equity One debt to fair market value, (4) elimination of the impact of Equity One’s interest rate swaps that were not assumed by Regency, and (5) elimination of Equity One’s historic amortization of deferred financing costs and premium/discount on notes payable (for more information, see note 2. H above).

For purposes of pro forma adjustments, Regency’s unsecured line of credit bears interest at London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 0.925%.

The following table summarizes the adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016:

Year Ended December 31, 2016
Pro forma increase in interest expense from repaying Equity One’s revolving credit facility and term loans with Regency’ line of credit, new ten-year unsecured debt, and new term loan	$8,892
Pro forma amortization of deferred financing costs to issue or assume debt	333
Pro forma amortization of above-market debt	(3,400)

Total	5,825
Eliminate historical Equity One interest expense attributable to interest rate swaps not assumed by Regency	(3,019)
Eliminate historical Equity One amortization of deferred financing costs and premium/discount on notes payable, net	(2,117)

Change in interest expense	$689

The current underlying variable rate (1 month LIBOR), as used in these pro forma adjustments, was 0.79%. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.5 million.

e. Equity in Income of Investments in Real Estate Partnerships

Represents the additional depreciation and amortization expense recognized for basis differences arising between the fair value of underlying assets versus carryover basis.

f. Income Tax Expense (Benefit) of Taxable REIT Subsidiaries

Represents the reduction in deferred tax expense within Equity One’s taxable REIT subsidiaries resulting from the change in depreciation and amortization of the acquired real estate assets.

g. Weighted-Average Units

The unaudited pro forma adjustment to units outstanding used in the calculation of basic and diluted earnings per unit are based on the combined basic and diluted weighted average units, after giving effect to the exchange ratio, as follows (for more information, see note 2. J above):

Year Ended December 31, 2016
Regency weighted-average common units outstanding - historical basis	101,017
Common units issued to Parent Company to issue shares of common stock to Equity One stockholders - pro forma basis	65,371

Weighted-average common units - basic	166,388

Incremental units to be issued under Treasury Stock method for unvested restricted stock and forward equity offering of the Parent Company	422

Weighted-average common units - diluted	166,810